Exhibit 99.1


NEWS RELEASE                                           Dorchester Minerals, L.P.
Release Date: March 5, 2004                        3738 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact: Casey McManemin                                          (214) 559-0300
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                DORCHESTER MINERALS, L.P. ANNOUNCES 2003 RESULTS

     DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings (loss) for the year ended December 31, 2003 as follows:

Earnings before non-cash impairment (Non-GAAP)                    $  16,977,000
Non-cash impairment charge                                        $  43,804,000
Net loss                                                          $ (26,827,000)
Net loss per unit                                                 $       (1.02)

     The non-cash impairment charge reflects an impairment of the Partnership's capitalized costs in accordance with the full-cost method of accounting, and does not affect the Partnership's cash flow from operations or cash distributions to unitholders. The Partnership's cash distributions are not comparable to its net earnings due to timing and other differences including depletion. (The last paragraph of this release contains a discussion of the Partnership's use of net earnings before non-cash impairment charges, which is a financial measure not defined by generally accepted accounting principles.)

     A comparison of the Partnership's results for the twelve month periods ending December 31, 2003 and 2002, respectively, are set forth below:

                                                      Twelve Months Ended
                                                          December 31,
                                               ---------------------------------
                                               ---------------------------------
                                                      2003               2002
                                               --------------      -------------
       Net Operating Revenues                   $ 49,224,000       $ 18,738,000
       Depreciation, Depletion, Amortization     (23,639,000)        (2,130,000)
       Non-Cash Impairment                       (43,804,000)            ---
       Gain, Security Sales                          ---              2,000,000
       Other Expenses, Net                        (8,608,000)        (5,645,000)
                                               --------------      -------------
       Net Earnings (Loss)                      $(26,827,000)      $ 12,963,000
                                               ==============      =============
           Earnings (Loss) Per Unit             $      (1.02)      $       1.19

     This is the fourth earnings report for the Partnership since the combination of the business and properties of Dorchester Hugoton, Ltd.
(Hugoton), Republic Royalty Company (Republic) and Spinnaker Royalty Company (Spinnaker) on January 31, 2003. In accordance with applicable accounting rules, Hugoton was deemed to be the acquirer of the Republic and Spinnaker assets. The Partnership's 2003 results reflect Hugoton's operations during January and the Partnership's operations during February through December. The acquisitions of Republic and Spinnaker's assets were recorded at values assigned in accordance with purchase accounting rules, which values significantly exceed the historical book values of these assets prior to the combination. In accordance with full-cost accounting rules, the non-cash impairment charge results primarily from these increased values and changes in prevailing oil and natural gas prices at various times since the combination transaction. The Partnership's 2003 earnings include non-cash impairment charges, and severance (employee retention) payments and other payments made by Hugoton immediately prior to the combination transaction. Accounting methods require the Partnership's 2003 results to be compared to Hugoton's 2002 results.

     The Partnership's independent engineering consultants estimated its total proved oil and gas reserves to be 92.74 billion cubic feet of natural gas equivalents (Bcfe) as of December 31, 2003. Approximately 44 percent of these reserves are attributable to the Partnership's Net Profits Interests and 56 percent are attributable to its Royalty Properties. Natural gas accounted for 76 percent of total proved reserves as of December 31, 2003 and 99.4 percent of the reserves were classified as proved developed. Upward revisions to prior reserve estimates, as reported in the Partnership's 2003 10-K, totaled 6.81 Bcfe, or approximately 61% of production during 2003. After giving effect to the combination transaction on January 31, 2003, upward revisions to prior reserve estimates totaled 8.11 Bcfe, or approximately 73% of production during 2003. The Partnership received cash payments in the amount of $542,190 from various sources during 2003, including lease bonus attributable to 42 leases and force pooling elections of our interests in lands located in 31 counties and parishes in eight states. These leases reflected bonus payments ranging up to $350/acre and initial royalty terms ranging from 15 percent to 28.5 percent. We identified 198 new wells completed on our properties during 2003, primarily from new exploratory activity, located in 57 counties and parishes in 10 states. In addition, 35 wells were drilled during 2003 on properties underlying our Net Profits Interests located in 10 counties and parishes and four states. As of December 31, 2003, 26 of these wells had been completed as producing oil or natural gas wells, three were deemed to be dry holes and six were in various stages of drilling or completion operations.

     The Partnership distributed a total of $39.97 million to its unitholders from May 2003 through February 2004 attributable to 2003 activity.

     Dorchester Minerals, L.P. is a Dallas area based owner of producing and non-producing natural gas and crude oil royalty, overriding royalty, net profits, and leasehold interests and its units trade on the Nasdaq Stock Market under the symbol DMLP.

     This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of the exclusion of the non-cash impairment charge. We believe that this measure is useful to unitholders because energy industry investors generally see disclosure of earnings before impairment charges and because it is consistent with industry practice.



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